SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Dateof earliest reported): December 19, 2007

Global Wataire, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-31343	36-4567500
(Commission File Number)	(IRS Employer Identification No.)

534 DELAWARE AVENUE, SUITE 412
BUFFALO, NEW YORK 14202
(Address of Principal Executive Offices)(Zip Code)

(910) 616-0077
 (Registrant's Telephone Number, Including Area Code)

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ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 24, 2007 we entered into an Investment Agreement as well as a Registration Rights Agreement (the “Agreements”) with Dutchess Private Equities Fund, Ltd. (the “Investor”). On December 18, 2007 the terms of the Agreements were amended as follows:

Section 3(m) of the Registration Rights Agreement has been removed in its entirety. Under Section 3(m) the Company was required to incorporate a prospectus supplement or post-effective amendment upon a request by the Investor.

Section 5(B) of the Investment Agreement has been removed in its entirety. Under Section 5(B) the Company was required to take all actions deemed necessary to qualify the common stock under the all applicable securities or “Blue Sky” laws specified by the Investor.

Section 5(L) of the Investment Agreement has been removed in its entirety. Under Section 5(L) the Company was required to pay to the Investor all charges, as reasonably  determined by the Investor, for any time of any officers or employees of the Investor devoted to appearing and preparing to appear as witnesses in any matter in which the Investor was a named party relating out of the terms of the Investment Agreement.

ITEM 3.02     UNREGISTERED SALE OF EQUITY SECURITIES

See Item 1.01 above.

We claim an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for private placement of these securities pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction does not involve a public offering, the Investor is an “accredited investor” and/or qualified institutional buyer, the Investor has access to information about the Company and its investment, the Investor will take the securities for investment and not resale, and the Company is taking appropriate measures to restrict the transfer of the securities.

ITEM 9.01      FINANCIAL STATEMENT AND EXHIBITS

(a)  Financial Statements of Business Acquired

N/A

(b) Pro Forma Financial Information

N/A

(c) Exhibits

Exhibit No.                                          Description
10.1	Investment Agreement dated August 24, 2007 by and between the Company and Dutchess Private Equities Fund, Ltd (1)

10.2	Registration Rights Agreement dated August 24, 2007 by and between the Company and Dutchess Private Equities Fund, Ltd. (1)

10.3	Amendment to The Investment Agreement dated December 18, 2007 by and between the Company and Dutchess Private Equities Fund, Ltd.

10.4	Amendment to the Registration Rights Agreement dated December 18, 2007 by and between the Company and Dutchess Private Equities Fund, Ltd.

(1) Incorporated by reference to Form 8K filed on August 30, 2007 (File No. 000-31343)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Wataire, Inc.

Date:   December 19, 2007

By: /s/Sydney Harland
Sydney Harland Chief Executive Officer